SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: AMIVEST/NFB FUNDS TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
767 Fifth Avenue, New York, NY 10153

Telephone Number (including area code):  (212) 688-6667

Name and address of agent for service of process:
Mr. Tyler Jenks, Amivest/NFB Funds Trust, 767 Fifth Avenue, New York, NY 10153

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                                 YES [X] NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 9th day of December, 1999.

                                           AMIVEST/NFB FUNDS TRUST
                                            (Name of Registrant)

                                           By /s/ Robert H. Wadsworth
                                             --------------------------
                                             Robert H. Wadsworth
                                             Trustee

Attest: /s/ Chris O. Moser
       --------------------------
            Chris O. Moser